Exhibit 10.1

Double Trigger

CONVIO, INC.

NONSTATUTORY STOCK OPTION NOTICE

This Notice evidences the award of nonstatutory stock options (each, an “Option” or collectively, the “Options”) that have been granted to you, [            ], subject to the terms of the attached Nonstatutory Stock Option Agreement (the “Agreement”).  The Options entitle you to purchase shares of common stock, par value $0.001 per share (“Common Stock”), of Convio, Inc., a Delaware corporation (the “Company”), under the Amended and Restated Convio, Inc. 2009 Stock Incentive Plan (the “Plan”).  The number of shares you may purchase and the exercise price at which you may purchase them are specified below.  This Notice constitutes part of and is subject to the terms and provisions of the Agreement and the Plan, which are incorporated by reference herein.  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan or the Agreement.

Grant Date:

Number of Shares:

Exercise Price:  $               per share

Vesting Commencement Date:

Expiration Date: The Options expire at 5:00 p.m. Eastern Time on the last business day coincident with or prior to the 7th anniversary of the Grant Date (the “Expiration Date”), unless fully exercised or terminated earlier.

Exercisability Schedule:  Subject to the terms and conditions described in the Agreement, the Options become exercisable in accordance with the schedule below:

(a)           25% of the Options become exercisable on the first anniversary of the Vesting Commencement Date (the “Initial Vesting Date”), and

(b)           2.08% of the Options become exercisable on the date each month after the Initial Vesting Date and on such date every month thereafter, through the fourth anniversary of the Vesting Commencement Date.

Acceleration Events: The extent to which you may purchase shares under the Options may be accelerated in the following circumstances:

Notwithstanding anything contained in the Plan or any other agreement governing the provisions hereof or the exercise of this Option, if Optionee’s Service ceases as a result of a Termination After Change in Control (as defined below) and none of the Option Shares are subject to acceleration of vesting pursuant to Section 7(d)(iii) of the Plan, then all of the Option Shares which were not otherwise vested shares at the time of such cessation shall immediately become vested as of the time of such cessation, notwithstanding that Optionee has been with the Company for less than one year.

A “Termination After Change in Control” shall mean either of the following events occurring within twelve months after a Change in Control:

(a)           termination of Optionee’s employment for any reason other than for Cause; or

(b)           Optionee’s resignation for Good Reason from all capacities in which Optionee is then rendering Service within 90 days of the event constituting Good Reason.

Notwithstanding any provision herein to the contrary, Termination After Change in Control shall not include any termination of Optionee’s employment which (1) is for Cause; (2) is a result of Optionee’s death or disability; or (3) is a result of Optionee’s voluntary termination of Service other than for Good Reason.

The extent to which the Options are exercisable as of a particular date is rounded down to the nearest whole share.  However, exercisability is rounded up to 100% on the 4th anniversary of the Vesting Commencement Date.

CONVIO, INC.

By:
Date:

I acknowledge that I have carefully read the attached Agreement and Plan and agree to be bound by all of the provisions set forth in these documents.

Attachments:	Stock Option Agreement	OPTIONEE
Amended and Restated Convio Inc. 2009 Stock
Incentive Plan
Exercise Form
By:
Date: